Exhibit 11
Court File No. 05-CL-6008
ONTARIO
SUPERIOR COURT OF JUSTICE
(Divisional Court)
B E T W E E N:
GREENLIGHT CAPITAL, INC.,
GREENLIGHT CAPITAL, LP, GREENLIGHT CAPITAL QUALIFIED, LP,
GREENLIGHT CAPITAL OFFSHORE, LTD.,
GREENLIGHT MASTERS, LP, GREENLIGHT MASTERS QUALIFIED, LP
AND GREENLIGHT MASTERS OFFSHORE, LTD.
(Appellants)
- and -
FRANK STRONACH, 445327 ONTARIO LIMITED, M. DOUGLAS YOUNG,
PHILLIP K. FRICKE, MANFRED JAKSZUS, BRIAN TOBIN, JOHN SIMONETTI,
BARRY BYRD, and
MI DEVELOPMENTS INC.
(Respondents)
NOTICE OF APPEAL
     THE APPLICANTS, APPELLANTS, APPEAL to the Divisional Court of Ontario from the order of the Honourable Mr. Justice J. Ground dated October 30, 2006, made at Toronto dismissing the within application.
     THE APPELLANTS ASK:
1.	That the Order be set aside and the Application be granted;

2.	That the Appellants be awarded their costs of the Application below and of this Appeal; and

3.	Such further and other relief as the Appellants may request and this Honourable Court may consider just.

     THE GROUNDS OF APPEAL are as follows:
1.	The Learned Application Judge erred in deciding that there was no oppression or unfair prejudice to shareholders of MI Developments (“MID”) without first making a finding with respect to what were the reasonable expectations of MID shareholders in light of MID’s public disclosure record, including its road show presentation;

2.	The Learned Judge erred in law by intertwining the reasonable expectations of MID shareholders and the legal principles governing judicial deference to the business judgment of directors when the legal determination of each issue should have been made separately; first with a finding of what were the reasonable expectations; and second with a finding of whether the business judgment of the directors was exercised on a basis that respected those expectations;

3.	The Learned Judge erred in determining that the reasonable expectations of the Appellants and other MID shareholders should have extended to the Project Financings and Bridge Loans simply because he was unable to find any specific statement that MID would restrict its investments in Magna Entertainment Corporation (“MEC”) instead of determining what were the reasonable expectations of MID shareholders based on the totality of MID’s public statements;

4.	The Learned Judge, after finding that the MID shareholders had no expectation of a privatization of MEC, erred in failing to find that the proposed privatization of MEC along with the Project Financings and the Bridge Loans was part of a continuing pattern of oppressive conduct which frustrated the reasonable expectations of MID’s shareholders concerning the nature of MID’s relationship with MEC;

5.	The Learned Judge erred in law by failing to distinguish between the determination of reasonable expectations pursuant to section 248 of the OBCA and the requirements of prospectus disclosure pursuant to the Securities Act. The Learned Trial Judge further erred by misapprehending the expectations actually raised by the language of the prospectus to support an apparent finding that significant financial support of MEC by MID was within the reasonable expectations of MID shareholders;

6.	The Learned Judge erred in finding that it was reasonable to expect that MID would be influenced by Magna’s culture and business philosophy when in fact MID was spun out of Magna International Inc. (“Magna”) in a public offering without the Magna Charter that other Magna Companies adopt and without any prospectus disclosure indicating that the Magna culture or business philosophy would apply to MID;

7.	The Learned Judge erred in law by failing to apply an appropriate standard of scrutiny to the decisions of the Special Committee with respect to the Project Financings, the Greenlight Proposals and the Bridge Loan. In addition, the Learned Judge erred by focusing on the form rather than substance of the Special Committee proceedings;

8.	The Learned Judge erred in his consideration of the business judgment of the Special Committee by failing to consider the evidence of the Corporate Analytics Report concerning the financial deterioration of MEC and the failure of the Special Committee to take account of that report in approving the Project Financings;

9.	The Learned Judge erred in failing to consider whether the Project Financings and Bridge Loan recommended by the MID Special Committee fell within the reasonable expectations of the shareholders and instead confined his analysis to whether the transactions were done on commercially reasonable terms;

10.	The Learned Judge erred in his consideration of whether the directors on the Special Committee were in fact independent and misapprehended the evidence concerning Barry Byrd’s conflicts of interest;

11.	The Learned Judge erred in concluding that the Respondent, Frank Stronach did not exercise undue influence over the Board of MID, the Special Committee of MID and the board of MEC by failing to consider the evidence of the Respondent Frank Stronach’s involvement in delaying management of MID from terminating the proposed privatization, appointing a new CEO and new directors of MID, and proposing the Project Financings in August of 2004 and basing his conclusion on the fact he declared his interest and did not vote on certain resolutions;

12.	The Learned Judge erred in failing to consider whether the Respondent Frank Stronach’s belief concerning the future prospects of MEC were in the best interests of MID in light of the expectations that he and other directors of MID had created for MID shareholders concerning the limited nature of MID’s relationship with MEC;

13.	The Learned Judge failed to properly consider all of the evidence before him on the Application;

14.	In particular, the Learned Judge failed to consider at all the following evidence:
(i) the road show presentation to MID investors and its impact on the reasonable expectations of MID shareholders;

(ii) the Corporate Analytics Report concerning the financial deterioration of MEC and its impact on the reasonableness of the business judgment of the Special Committee and the foreseeability of MEC’s financial deterioration;
(iii) the Class A shareholder vote of May 4, 2005 in favour of the Greenlight Proposals and its impact on the reasonableness of the business judgment of the Special Committee;
(iv) the involvement of Respondent Frank Stronach in delaying the withdrawal of the privatization, the appointment of Respondent John Simonetti as CEO, the appointment of directors who served on the Special Committee and the circumstances surrounding the initiation of the Project Financings.
15.	The Learned Judge also misapprehended the evidence he did consider in that among other things, he mistakenly stated:
(i) MID was a subsidiary of Magna after MID became a public company, when it was not;
(ii) that Respondent John Simonetti was the CEO of MID in 2003 when he was not appointed CEO until 2004;
(iii) that Greenlight put forward proposals relating to the elimination of MID’s dual class share structure at a meeting of MID shareholders on May 4, 2005 when it did not;
(iv) that the Respondent Barry Byrd had not been involved in any transactions involving the Respondent Frank Stronach for 3 years;
(v) that the fresh evidence submitted by the Applicants indicated and “ongoing concern” about MEC’s financial condition, when the actual evidence was audit report letter which questioned MEC’s ability to continue as a “going concern”;
(vi) the Einhorn provided Dennis Mills with a number of articles and papers with respect to REIT’s where in fact, the exact opposite occurred;

(vii) that Respondents Tobin and Simonetti indicated that they were prepared to discuss the need for a shareholder vote on the Proposed Privatization matter further during August 9, 2004 telephone conversation with Greenlight; and

(viii) that Einhorn made a number of gratuitously insulting comments about Stronach including comparing him to Fidel Castro at the annual and special shareholders meeting of MID in 2005.

16.	The Learned Judge erred in misapprehending fresh evidence admitted following the hearing of the Application on the basis that the financial crisis at MEC disclosed by that evidence could not have been foreseen when, in fact, the Corporate Analytics Report predicted MEC’s financial crisis;

17.	The Learned Judge erred in drawing an adverse inference concerning the evidence of Vinit Sethi where it was unnecessary to do so given that the reasonable expectations of MID shareholders were analyzed by the Learned Judge as a matter of law on the basis of the public statements of MID, including its prospectus, road show presentation, and investor calls, all of which were in evidence and the content of which was not in dispute. In addition, the Learned Judge erred when he agreed with the Respondents’ characterization of Einhorn’s affidavit as largely hearsay;

18.	The Learned Judge misapprehended the evidence concerning the conduct of Greenlight and considered that conduct even though it had no bearing on the determination of reasonable expectations of MID shareholders, the business judgment of the Special

Committee, and the influence of the respondent Frank Stronach on the directors of MID; and

19.	Such further and other grounds as counsel may advise and this Court permit.

THE BASIS OF THE APPELLATE COURT’S JURISDICTION IS:

s.255 of the Ontario Business Corporation Act

Rule 61.04 of the Ontario Rules of Civil Procedure.

November 29, 2006	McCarthy Tétrault LLP
Suite 4700
Toronto Dominion Bank Tower
Toronto, ON M5K 1E6

R. Paul Steep LSUC No. 21869L
René Sorell LSUC No. 17613G
Jeffrey Feiner LSUC No. 51277C

Tel: (416) 601-7998
Fax: (416) 868-0673

Solicitors for the Appellants

TO:	GOODMANS LLP
Barristers & Solicitors
250 Yonge Street, Suite 2400
Toronto, ON M5B 2M6

Benjamin Zarnett
Tom Friedland
Rebecca Burrows

Tel: 416 979-2211
Fax: 416 979-1234

Solicitors for the Respondents, M Douglas Young,
Philip K. Fricke, Manfred Jakszus and Barry Byrd,

AND TO:	STIKEMAN ELLIOT LLP
Barrister & Solicitors
5300 Commerce Court West
199 Bay Street
Toronto, ON M5K 1B9

Peter F. C. Howard
Eliot N. Kolers
Shanin Lott

Tel: 416 869-5913
Fax: 416 861-0445

Solicitors for the Respondents,
Frank Stronach and 445327 Ontario Limited

AND TO:

DAVIES WARD PHILLIPS & VINEBERG LLP
44th Floor, 1 First Canadian Place
Toronto, ON M5X 1B1

Kent Thomson
James Doris
Sean Campbell

Tel: 416 863-5566
Fax: 416 863-0871

Solicitors for the Respondents,
John Simonetti and MI Developments

B E T W E E N :

GREENLIGHT CAPITAL, INC., et al	- and -	FRANK STRONACH, et al
Court File No. 05-CL-6008

ONTARIO
SUPERIOR COURT OF JUSTICE
(Divisional Court)

Proceeding Commenced at TORONTO

NOTICE OF APPEAL

McCarthy Tétrault LLP
Box 48, Suite 4700
Toronto Dominion Bank Tower
Toronto, ON M5K 1E6

R. Paul Steep LSUC No. 21869L
René Sorell LSUC No. 17613G
Jeffrey Feiner LSUC No. 51277C

Tel: (416) 601-7998
Fax: (416) 868-0673

Solicitors for the Appellants

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